Exhibit 15.1

April 20, 2021
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by China Petroleum & Chemical Corporation (copy attached) pursuant to Item 16F of Form 20-F, which we understand will be filed with the Securities and Exchange Commission as part of the annual report on Form 20-F of China Petroleum & Chemical Corporation dated April 20, 2021. We agree with the statements concerning our Firm contained therein, and we have no basis to agree or disagree with other statements contained therein.

Very truly yours,

/s/PricewaterhouseCoopers Zhong Tian LLP
Shanghai, the People’s Republic of China

Attachment